Exhibit 12.2

TANGER PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Unit Distributions
(in thousands, except ratios)

	Twelve months ended December 31,
	2012	2011	2010	2009	2008
Earnings:
Income before equity in losses of unconsolidated joint ventures and noncontrolling interests (1) (2) (3)	$59,771	$52,554	$38,806	$74,221	$28,729
Add:
Distributed income of unconsolidated joint ventures	1,005	499	653	660	2,366
Amortization of capitalized interest	509	507	492	474	465
Interest expense	49,814	45,382	41,789	37,684	49,628
Portion of rent expense - interest factor	1,908	1,938	1,753	1,743	1,168
Total earnings	113,007	100,880	83,493	114,782	82,356

Fixed charges:
Interest expense	49,814	45,382	41,789	37,684	49,628
Capitalized interest and capitalized amortization of debt issue costs	1,233	413	1,527	310	1,811
Portion of rent expense - interest factor	1,908	1,938	1,753	1,743	1,168
Total fixed charges	$52,955	$47,733	$45,069	$39,737	$52,607

Ratio of earnings to fixed charges	2.1	2.1	1.9	2.9	1.6

Earnings:
Income before equity in earnings (losses) of unconsolidated joint ventures and discontinued operations (1) (2) (3)	$59,771	$52,554	$38,806	$74,221	$28,729
Add:
Distributed income of unconsolidated joint ventures	1,005	499	653	660	2,366
Amortization of capitalized interest	509	507	492	474	465
Interest expense	49,814	45,382	41,789	37,684	49,628
Portion of rent expense - interest factor	1,908	1,938	1,753	1,743	1,168
Total earnings	113,007	100,880	83,493	114,782	82,356

Fixed charges and preferred unit distributions:
Interest expense	49,814	45,382	41,789	37,684	49,628
Capitalized interest and capitalized amortization of debt issue costs	1,233	413	1,527	310	1,811
Portion of rent expense - interest factor	1,908	1,938	1,753	1,743	1,168
Preferred unit distributions	—	—	5,297	5,625	5,625

Total combined fixed charges and preferred unit distributions	$52,955	$47,733	$50,366	$45,362	$58,232

Ratio of earnings to combined fixed charges and preferred unit distributions	2.1	2.1	1.7	2.5	1.4
(1) The year ended December 31, 2010 includes a loss on termination of derivatives of $6.1 million.
(2) The year ended December 31, 2009 includes a $10.5 million gain on early extinguishment of debt from an exchange offer of common shares for convertible debt and a $31.5 million gain on acquisition of previously held unconsolidated joint venture interest.
(3) The year ended December 31, 2008 includes a loss on termination of derivatives of $8.9 million.